Exhibit 10.1
Execution Version
 SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 17, 2026, by and between BuzzFeed, Inc., a Delaware company (the “Company” or “Seller”), and Allen Family Digital, LLC, a California limited liability company (the “Purchaser”).
Recitals
WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, a total of four million (4,000,000) shares of the Company’s Class A common stock (the “Shares”), including 2,173,155 newly issued shares and 1,826,845 treasury shares, at a price of $1.44 per Share, on the terms and subject to the conditions set forth in this Agreement (the “Purchase”); and
WHEREAS, the audit committee of the board of directors of the Company (the “Board”) has determined that the Purchase is reasonable, and comparable to those that could be obtained in an arm’s-length transaction with an unrelated third party, is in the commercial interests of the Company, and has approved the execution, delivery and performance of this Agreement and the consummation of the Purchase.
NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows.
1.    Purchase and Sale of Shares. On the terms and subject to the conditions of this Agreement, the Purchaser hereby agrees to purchase, and the Seller hereby agrees to sell, transfer, convey and assign to the Purchaser all of the rights, title and interest of the Seller in and to the Shares at a per share purchase price of $1.44 per Share (the “Purchase Price”) in accordance with Delaware law.
2.    Closing. Subject to the fulfillment (or, to the extent permitted by applicable law, waiver) of the conditions set forth in Section 5 hereof, the closing of the Purchase (the “Closing”) shall occur at 1 p.m. Eastern Time on Wednesday, June 17, 2026, or such other date and time as is mutually agreed in writing by the Purchaser and the Seller. At the Closing, the following deliveries will be made and actions taken:
(a)    By the Purchaser. The Purchaser will pay the Purchase Price to the Seller in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions to be provided by the Seller to the Purchaser at least one business day prior to the date of the Closing.
(b)    By the Seller. The Seller will effect the issuance and/or transfer to the Purchaser of all of the rights, title and interest of the Seller in and to the Shares.
3.    Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller, as of the date hereof and as of the Closing, as follows:
(a)    Existence and Authority. The Purchaser is a limited liability company duly organized and validly existing under the laws of the jurisdiction of its formation and has full legal right and power and authority to enter into this Agreement and to consummate the transactions provided for herein.
(b)    Absence of Violations; No Conflicts. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby: (i) do not require the consent, approval, authorization, order, registration or qualification of or filing by the Purchaser with, any governmental authority or regulatory authority, including any stock exchange, court or body having jurisdiction over the Purchaser; and (ii) do not and will not constitute or result in a breach, violation or default, or cause the acceleration or termination of any obligation or right of the Purchaser or any other party thereto, under (A) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license to which the Purchaser is a party or by which the Purchaser is bound, or (B) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, including any stock exchange, governmental authority or similar body having jurisdiction over the Purchaser.
(c)    Authorization of Agreement. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due execution and delivery of this Agreement by the Seller, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity. The Purchaser has duly taken all necessary action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.
(d)    Absence of Proceedings. There is no action, suit, proceeding or investigation pending or, to the Purchaser’s knowledge, currently threatened that would materially and adversely affect the validity of this Agreement, or the right of the Purchaser to enter into this Agreement or to consummate the transactions contemplated by this Agreement. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against the Purchaser, which question the validity of this Agreement or the right of the Purchaser to consummate the transactions contemplated by this Agreement.
(e)    Sophistication; Information. The Purchaser is a sophisticated institution familiar with transactions similar to those contemplated by this Agreement and the Purchaser has made an independent decision to buy the Shares from the Seller based on the Purchaser’s knowledge of the Company and its business and other information available to the Purchaser. The Purchaser has had the opportunity to ask questions and receive answers concerning the terms and conditions of the Purchase and the Shares and has had full access to such other information concerning the Company as it has requested. The Purchaser has received all information that it believes is necessary or appropriate in connection with the Purchase and has negotiated this Agreement on an arm’s-length basis. The Purchaser has engaged, to the extent the Purchaser deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. The Purchaser acknowledges that the Purchaser has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Purchaser in this Agreement. The Purchaser acknowledges that the Company and its affiliates, officers and directors may possess information that may constitute material non-public information not known to the Purchaser regarding or relating to the Company, including information concerning the business, financial condition, results of operations or prospects of the Company. The Purchaser acknowledges and confirms that it is aware that future changes or developments in or announcements regarding (i) the Company’s business, liquidity, financial condition and operating results, (ii) the industries in which the Company competes and (iii) overall market and economic conditions, may have a favorable impact on the value and trading price of the Class A common stock of the Company after the purchase by the Purchaser of the Shares from the Seller pursuant to terms of this Agreement and that the share price of the Company’s Class A common stock could decrease, potentially significantly, following the purchase of the Shares by the Purchaser, including in whole or in part as a result of announcement of the purchase of the Shares by the Purchaser.
4.    Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:
(a)    Existence and Authority. The Seller has the power, authority and capacity to execute and deliver this Agreement, to perform the Seller’s obligations hereunder, and to consummate the transactions contemplated hereby.
(b)    Absence of Violations; No Conflicts. Except as would not have a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement, the execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby: (i) do not require the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to the Securities Exchange Act of 1934, or the rules and regulations promulgated with respect thereto (the “Exchange Act”) or filings required by NASDAQ) filing by the Seller with, any governmental or regulatory authority, including any stock exchange, court, or body having jurisdiction over the Seller or any of its subsidiaries; and (ii) do not and will not constitute or result in a breach, violation or default, or cause the acceleration or termination of any obligation or right of the Company, any of the Seller’s subsidiaries or any other party thereto, under (A) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license to which the Seller or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound, (B) the Seller or any of its subsidiaries’ organizational documents or (C) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, including any stock exchange, governmental authority or similar body having jurisdiction over the Seller. The Seller and its subsidiaries possess, and are in material compliance with the terms of, such valid and current certificates, authorizations, exemptions, clearances, approvals, registrations or permits issued by a governmental entity necessary or material to the conduct of their respective businesses as currently conducted and as described in the Company’s public filings. Except as would not reasonably be expected to result in material liability to the Seller or its subsidiaries, neither the Seller nor any of its subsidiaries is in violation of, or in default under, any such permits.
(c)    Authorization of Agreement. This Agreement has been duly executed and delivered by the Seller and, assuming the due execution and delivery of this Agreement by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity. The Seller has duly taken all necessary action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.
(d)    Good Title. With respect to the portion of the Shares that constitute treasury shares, the Seller is the sole record owner and sole legal and beneficial owner of the Shares and has good, valid and marketable title to the Shares free and clear of any lien, encumbrance, pledge, charge, security interest, mortgage, title retention agreement, option, equity or other adverse claim or rights of any third party whatsoever (except for restrictions on transfer pursuant to applicable federal and state securities laws), and has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of the Shares or its ownership or other rights in the Shares or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to the Shares. Following the Purchase, and against payment made pursuant to this Agreement, good, valid and marketable title to the Shares, free and clear of any lien, encumbrance, pledge, charge, security interest, mortgage, title retention agreement, option, equity or other adverse claim, will pass to the Purchaser. The Shares being purchased by the Purchaser hereunder have been duly and validly authorized and, upon issuance pursuant to the terms of this

Agreement against full payment therefor in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable and will be issued free and clear of any liens or other restrictions (other than restrictions on transfer under applicable state and federal securities laws), and the holder of the Shares shall be entitled to all rights accorded to a holder of Class A common stock.
(e)    Absence of Proceedings. There is no action, suit, proceeding or investigation pending or, to the Seller’s knowledge, currently threatened that would materially and adversely affect the validity of this Agreement, or the right of the Seller to enter into this Agreement or to consummate the transactions contemplated by this Agreement. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against the Seller which question the validity of this Agreement or the right of the Seller to consummate the transactions contemplated by this Agreement.
(f)    Section 16 Compliance. The Board or an appropriate committee thereof has taken all actions necessary so that the acquisition of the Shares by the Purchaser pursuant to this Agreement is exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, including, to the extent required, approving such acquisition for purposes of Rule 16b-3.
5.    Conditions to Closing. The obligation of either party to proceed with the Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:
(a)    Representations and Warranties. The representations and warranties of the other party shall be true and correct in all respects as of the Closing.
(b)    Covenants. The other party shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such party on or before the Closing.
(c)    No Order. No government, court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Purchase illegal or otherwise prohibiting or preventing consummation of the Purchase.
6.    Termination. This Agreement may be terminated, and the terms and conditions set forth herein shall be of no further force or effect (a) by mutual agreement in writing by the parties; or (b) by either party following Wednesday, June 17, 2026, provided that the Closing has not occurred by such date; provided, further that the right to terminate this Agreement under Section 6(b) shall not be available to any party whose failure to fulfill any obligations under this

Agreement has been the substantial or primary cause of the failure of the Closing to occur on or before such date.
7.    Covenant Against Transfer. The Seller covenants that, upon signing this Agreement, it will not take any action to transfer the Shares to any person other than the Purchaser, or otherwise take any action to subject the Shares to any new lien, encumbrance, pledge, charge, security interest, mortgage, title retention agreement, option, equity or other adverse claim or rights of others whatsoever.
8.    Further Assurances. Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.
9.    Legal and Equitable Remedies. Each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Each party has the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies such party may have at law or in equity for breach of this Agreement.
10.    Fees and Expenses. Each party will pay its own legal and other fees in connection with the negotiation and preparation of this Agreement.
11.    Entire Agreement. This Agreement constitutes the entire agreement between the Purchaser and the Seller with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. Each party acknowledges that neither the other party nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement, and each party acknowledges that it has executed this Agreement in reliance only upon such promises as are contained herein.
12.    Modification. It is expressly agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by each of the parties to this Agreement.
13.    Severability. If any provision of this Agreement, or any part of any such provision, is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) such invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement and is separable from every other part of such provision.
14.    Governing Law.

(a)    This Agreement will be governed by the laws of the State of Delaware without giving effect to conflict of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the Court of Chancery of the State of Delaware, and, if applicable, in any state or federal court located in the State of Delaware in which appeal from the Court of Chancery of the State of Delaware may validly be taken under the laws of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over such dispute, any state or federal court within the State of Delaware) (each a “Chosen Court” and collectively, the “Chosen Courts”), and the parties hereto agree to the exclusive jurisdiction and venue of the Chosen Courts.
(b)    The parties further agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the State of Delaware and each of the parties hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such parties may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court.
(c)    The parties further covenant not to bring a proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court.
(d)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
15.    Counterparts. This Agreement may be executed in any number of counterparts (including by electronic messaging system), each of which will be an original, but all of which together will constitute one instrument. Copies of executed counterparts of signature pages to this Agreement may be transmitted by PDF (portable document format) and such PDFs will be deemed as sufficient as if actual signature pages had been delivered.
16.    Headings. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.
17.    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier or via e-mail transmission to the recipient. Such notices, demands and other communications shall be sent as follows:
(a)    If to the Purchaser, to:
Allen Family Digital, LLC
9903 Santa Monica Blvd. Suite 418
Beverly Hills, CA 90212
Attention: Byron Allen; General Counsel

with a copy (which shall not constitute notice):

Latham & Watkins LLP
10250 Constellation Blvd. Suite 1100
Los Angeles, CA 90067
Attention: Steven Stokdyk

(b)    If to the Seller, to:
BuzzFeed, Inc.
50 W. 23rd St.
New York, NY 10010
Attention: David Arroyo

18.    Publicity. Subject to each party’s disclosure obligations imposed by applicable rule, regulation or law or the rules of any stock exchange upon which the Company’s securities are listed, or as otherwise required to be disclosed in either party’s financial statements, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor the Purchaser will make any such news release or public disclosure (except disclosures required by applicable rule, regulation or law) without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. Notwithstanding the foregoing, this Section 18 shall not apply to any press release or other public statement made by the Company or the Purchaser that is consistent with prior disclosure and does not contain any information relating to the transactions that has not been previously announced or made public in accordance with the terms of this Agreement.
19.    Listing Maintenance. The Seller shall use commercially reasonable efforts to maintain the listing and trading of its Class A common stock on Nasdaq and, in accordance therewith, will use commercially reasonable efforts to comply in all material respects with the Seller’s reporting, filing and other obligations under the rules and regulations of Nasdaq.
20.    Disclosure of Transaction. The Seller shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Agreement (provided that, if this Agreement is executed between midnight and 9:00 a.m., New York City time on any business day, no later than 9:01 a.m. on the next business day), file with the SEC a Current Report on Form 8-K disclosing all material terms of the transactions contemplated hereby.
21.    No Integration. The Seller shall not, and shall use its commercially reasonable efforts to ensure that no affiliate of the Seller shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchaser, or that will be integrated with the offer or sale of the Shares for purposes of the rules and regulations of Nasdaq such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.
22.    Removal of Legends. In connection with any sale, assignment, transfer or other disposition of the Shares by the Purchaser pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the purchaser acquires freely tradable shares, if requested by the Purchaser by notice to the Seller, the Seller shall request its transfer agent to remove any restrictive legends related to the book entry account holding such shares and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within two (2) business days following any such request therefor from the Purchaser, provided that the Seller has timely received from the Purchaser customary representations and other documentation reasonably acceptable to the Seller in connection therewith. The Seller shall be responsible for the fees of its transfer agent and its legal counsel associated with such legend removal.
23.    Registration Rights. As promptly as reasonably practicable following a request by the Purchaser (and in any event within sixty (60) days thereafter), the Company shall file with the SEC a registration statement on Form S-3 (or, if Form S-3 is not then available to the Company, on such form of registration statement as is then available to the Company to effect a registration of the Shares) covering the resale of all of the Shares (the “Registration Statement”). The Company shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable after the filing thereof and to keep the Registration Statement continuously effective under the Securities Act until the earlier of (a) the date on which all Shares covered by the Registration Statement have been sold thereunder or pursuant to Rule 144 and (b) the date on which all Shares covered by the Registration Statement may be sold without restriction pursuant to Rule 144, including without application of the volume and manner of sale limitations set forth in Rule 144(e), (f) and (g) (or any successor provision). The Company shall bear all expenses incurred in connection with the preparation and filing of the Registration Statement, including all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company and fees and expenses of counsel for the Purchaser. The Company shall promptly notify the Purchaser of (i) the effectiveness of the Registration Statement, (ii) the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, (iii) any request by the SEC for amendments or supplements to the Registration Statement or any prospectus included therein and (iv) any suspension of the qualification of the Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose. The Company shall indemnify the Purchaser, its affiliates and their respective directors, officers, employees, agents and representatives against all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any prospectus included therein, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such losses arise out of or are based upon information furnished in writing by the Purchaser expressly for use therein. The Purchaser agrees to provide any information regarding the Purchaser required to be disclosed in the Registration Statement or reasonably requested by the Company in connection with the preparation of the Registration Statement. The Purchaser agrees that upon notice received from the Company, not more than two (2) times for up to ninety (90) days in any three-hundred and sixty-five (365) day period, the Purchaser will cease any use of the Registration Statement and the prospectus contained therein, to the extent that in the Company’s view use of the Registration Statement and the prospectus contained therein would interfere with the negotiation or consummation of or require premature disclosure of any material acquisition, disposition, financing or other transaction or would require disclosure of financial statements which are not available to the Company or to the extent the Company becomes aware that the Registration Statement and the prospectus contained therein contains any material misstatement of fact or omits to state any material fact necessary to be included therein.
24.    Survival. The covenants, representations and warranties made by each party hereto contained in this Agreement shall survive the Closing and the delivery of the Shares for the applicable statute of limitations.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.
Purchaser:
Allen Family Digital, LLC

By: /s/ Byron Allen Folks
Name: Byron Allen Folks
Title: Founder, Chairman & CEO

IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.

Seller:
BuzzFeed, Inc.

By: /s/ Matthew Omer
Name: Matthew Omer
Title: Chief Financial Officer

[Signature Page to Share Purchase Agreement]